Exhibit 99.1 The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770 Contact: FOR IMMEDIATE RELEASE Investor Relations 804.289.9709 Brink’s Announces $50 Million Accelerated Share Repurchase RICHMOND, Va., December 11, 2018 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced that it has entered into an accelerated share repurchase ("ASR") agreement with Bank of America Merrill Lynch to repurchase $50 million of the company’s common stock. Under terms of the agreement, Brink’s will pay $50 million to Bank of America Merrill Lynch and will receive approximately 700,000 shares based on market prices representing approximately 80% of the total shares the company expects to repurchase under the ASR agreement. Brink’s will receive additional shares over a time period ending by February 4, 2019, when the ASR transaction is expected to be completed. The final number of shares to be repurchased will be based on the volume-weighted average price of Brink’s common stock during the term of the transaction, less a discount and subject to adjustments related to the terms and conditions of the ASR agreement. Brink’s is funding the accelerated share repurchase with proceeds from its revolving credit facility. Doug Pertz, president and CEO of Brink’s, said: “The accelerated share repurchase demonstrates our commitment to delivering near-term value to our shareholders as well as our confidence that we will continue to execute our strategy and drive substantial shareholder value over the long term.” Brink’s will execute the ASR under the $200 million share repurchase authorization announced on May 8, 2017. Between June 30 and December 10, 2018, Brink’s repurchased 610,177 shares for $43.5 million, or an average price of $71.22 per share. Upon completion of the ASR, the company will have approximately $106 million remaining for share repurchases under the current authorization, which expires on December 31, 2019.

About The Brink’s Company The Brink’s Company (NYSE:BCO) is the global leader in total cash management, secure route-based logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 41 countries serves customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709. # # #